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                                                                EXHIBIT 10.5


                                Pall Corporation
                            2200 Northern Boulevard
                           East Hills, New York 11548



                                                         August 2, 1996



Mr. Eric Krasnoff
Chairman & Chief Executive Officer
Pall Corporation
2200 Northern Boulevard
East Hills, New York 11548

Dear Eric:

         The purpose of this letter is to set forth the terms and conditions of an agreement (the "Agreement") to defer the payment of the portion of your incentive bonus for Pall Corporation's fiscal year beginning on August 4, 1996 ("Fiscal 1997") which portion, if not deferred, would not be deductible by Pall Corporation (the "Corporation") for federal income tax purposes due to the limitations of Section 162(m) of the Internal Revenue Code (the "Code").

         1. The payment of the portion of your incentive bonus for Fiscal 1997 which, when your incentive bonus is aggregated with all other "applicable employer remuneration" (as defined in Section 162(m) of the Code) you receive from the Corporation which is allowable as a deduction by the Corporation for Fiscal 1997 (determined without regard to Section 162(m)) exceeds $1,000,000 will be deferred. Payment of the amount so deferred will be made to you on January 2, 1998.

        2. The Corporation will pay you interest on the amount deferred above, computed from the date on which such amount would have been paid to you but for this Agreement, until the date on which such amount is paid to you, computed at an annual rate (of 7%. Such interest will be paid to you on the date on which the amount deferred above is paid to you.
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         3. You shall have the status of a general unsecured creditor of the
Corporation with respect to your right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Corporation to make payments in the future of the amount described herein. It is intended that the arrangement reflected in this Agreement be treated as unfunded for tax purposes, as well as for purposes of Title 1 of ERISA.

         4. Your right to any payment under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors.

         If you agree to the arrangement described above, please so indicate by signing and dating this letter below. Upon your execution, this letter will then constitute a binding agreement between you and Pall Corporation as to the matter described herein.

                                            PALL CORPORATION


                                            By /s/ Jeremy Hayward-Surry
                                               ------------------------------
                                               Jeremy Hayward-Surry
                                               President


        I hereby agree to the deferral of the payment of a portion of my incentive bonus, and to the terms and conditions of such deferral, as described in this letter.

Date: August 2, 1996                           /s/ Eric Krasnoff
                                               ------------------------------
                                               Eric Krasnoff